Exhibit 10.13

September 15, 2016

Frank Karbe

2557 Lower Lando Lane

Park City, UT 84098

(415) 706-4035

Re:	Employment Offer and Terms

Dear Frank,

On behalf of Myovant Sciences, Inc. (“Myovant” or the “Company”), thank you for your interest in joining our new team. Based on your background and experience, we believe that you will make formative contributions to the overall growth of our company.

We are pleased to offer you employment with the Company based on the general terms that are outlined in this letter, subject to satisfactory background and reference checks.

Position:	Interim Chief Financial Officer

Reporting To:	President and Chief Executive Officer

Start Date:	Your first day of employment will be on or before September 26, 2016 (“Start Date”).

Location:	Myovant’s offices will be established in the area around South San Francisco, CA

Annual Base Salary:	The Company will pay you semi-monthly at an annual base salary rate of $300,000 (or $12,500 per pay period). This position is classified as exempt from overtime.

Myovant Sciences, Inc.• 2000 Sierra Point Parkway, Suite 550, Brisbane, CA 94005• myovant.com

Performance Bonus:

In addition to your Annual Base Salary, you will be eligible to receive a one-time discretionary Performance Bonus of $150,000 on the one-year anniversary of your Start Date should you continued to be employed at the Company that time. The Performance Bonus will be made in a lump sum payment of $150,000, less any applicable withholdings.

Initial Commitment:

During your first six (6) months of employment, you will be expected to devote fifty percent (50%) of your time to your role at the Company. You may devote the remainder of your time to other activities of your choosing provided those activities are not competitive with or otherwise adversely affect or could reasonably be expected to adversely affect the Company.

Benefits:	As a part-time employee, you will not be eligible to participate in the employee benefits and insurance programs generally made available by the Company to its full-time employees.

Equity Incentive:	Subject to the approval of the Board of Directors of Myovant Sciences Ltd. (MSL), the Company’s parent and a Bermuda Exempted Limited Company, you will receive a Stock Option Grant Notice pursuant to the 2016 Equity Incentive Plan for an option to purchase 400,000 common shares of MSL (“Initial Stock Option”). This Initial Stock Option will be granted shortly following the commencement of your employment and will be subject to the following vesting conditions, in each case subject to your continued employment at the time of vesting:

(i) 50,000 options will vest on the six (6) month anniversary of your Start Date;

(ii) A further 50,000 options will vest on the twelve (12) month anniversary of your Start Date;

(iii)  The remaining 300,000 options will vest quarterly thereafter over twelve (12) quarters. The first quarterly vesting date will be one quarter following the one-year anniversary of your Start Date.

The grant will be subject to any other terms and conditions contained in the grant agreements and will expire and cease to be exercisable on the ten (10) year anniversary of the grant date.

Myovant Sciences, Inc.• 2000 Sierra Point Parkway, Suite 550, Brisbane, CA 94005• myovant.com

Further Agreement:

It is expected that, as soon as practicable following the date of this letter, you and the Company will enter into an employment agreement that memorializes and integrates the provisions of this letter agreement together with other customary and mutually agreed provisions.

Named Officer of Myovant Sciences Ltd.:

Pursuant to your employment with the Company, you will become a Named Officer of Myovant Sciences Ltd. (MSL), the Company’s parent, pursuant to Rule 16a-1(f) of the Exchange Act. You will be named the Principal Financial Officer of MSL solely for the requirements of MSL being a Registrant with the Securities and Exchange Commission (SEC). You will not become an employee of MSL, and your activities as a Named Officer of MSL shall be strictly ministerial and shall not involve the conduct of any MSL business activities from within the United States, including day-to-day management or other operational activities of MSL.

Representation Regarding Other Obligations

This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote appropriate time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide a copy of the agreement as soon as possible.

This offer is also conditioned on your not having been, and by signing below you represent and warrant that you have not been, debarred or received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the US or in any other country where the Company intends to develop its activities.

Myovant Sciences, Inc.• 2000 Sierra Point Parkway, Suite 550, Brisbane, CA 94005• myovant.com

Other Terms:	Your employment with the Company shall be on an at-will basis. You or the Company may terminate employment for any reason or no reason and at any time. The Company requests, however, that you provide at least thirty (30) days of notice of your intention to resign. Upon the commencement of employment, you will be required to sign a Confidentiality and Assignment of Inventions as a condition of your employment. Finally, Myovant’s offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

Frank, we are very excited about having you join Myovant Sciences, Inc. as Interim Chief Financial Officer. Your experience and judgment will have a great impact on our Company’s growth and success, and we believe that you will derive a great deal of enjoyment out of your role and responsibilities.

If you have any questions about this information, please contact me at (650) 315-5020 or Julie Tran, Executive Director, Human Resources at Juliet.tran@myovant.com or (408) 832-0923. Otherwise, please confirm your acceptance of this offer of at-will employment with Myovant Sciences, Inc. by signing below and returning a copy no later than September 20th.

Very truly yours, MYOVANT SCIENCES, INC. /s/ Lynn Seely Lynn Seely, MD President & Chief Executive Officer (650) 315-5020 lynn.seely@myovant.com

Agreed and Accepted:

By:	/s/ Frank Karbe
Frank Karbe

Date:	9/20/2016

Myovant Sciences, Inc.• 2000 Sierra Point Parkway, Suite 550, Brisbane, CA 94005• myovant.com